EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-000) and related Prospectus of Chelsea GCA Realty, Inc. for the registration of 213,812 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2000, with respect to the consolidated financial statements and schedule of Chelsea GCA Realty, Inc. included in Chelsea GCA Realty, Inc.‘s Annual Report (Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
September 26, 2000